ABACUS GLOBAL MANAGEMENT ANNOUNCES KEY LEADERSHIP APPOINTMENTS
ORLANDO, Fla. – April 21, 2026 – Abacus Global Management, Inc. (“Abacus” or the “Company”) (NYSE: ABX), a leader in the alternative asset management industry, today announced several key leadership appointments effective April 17, 2026, reflecting the continued growth and organizational development of the Company.
Alexei Solomon, CPA, has been appointed Chief Accounting Officer and Treasurer. Mr. Solomon brings over 20 years of accounting and finance experience and currently serves as the Company’s Director of SEC Reporting & Technical Accounting, with prior roles at Verizon and Vistana Signature Experiences. He is a licensed Certified Public Accountant with experience across telecommunications, hospitality, and financial services.
Elena Plesco has been appointed Chief Investment Officer. Ms. Plesco brings over 15 years of finance and investing experience, most recently serving as Chief Capital Officer of the Company. Prior to Abacus, she served as Co-Head of Specialty Finance at KKR, where she originated and managed multi-billion-dollar asset-backed portfolios, and previously worked in the investment banking division of J.P. Morgan.
Samantha Butcher will continue to serve as President of Abacus Life Solutions. Ms. Butcher has been with Abacus for over 20 years and oversees all aspects of the Company’s policy lifecycle, from origination through final contracting and servicing.
Bill McCauley will continue to serve as Chief Financial Officer and Chief Operating Officer of the Company.
Jay Jackson, Chief Executive Officer of Abacus, commented, “These appointments reflect the caliber of the team we have built at Abacus. Bill, Elena, Samantha, and Alexei each bring exceptional expertise and a deep commitment to our mission—and I couldn’t be more proud to see them step into these roles. They have earned it, and I know the best is still ahead.”
About Abacus
Abacus Global Management (NYSE: ABX) is a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services. With a focus on longevity-based assets and personalized financial planning, Abacus leverages proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.
For more information, please visit www.abacusgm.com.
Contacts
Investor Relations

Robert F. Phillips – SVP Investor Relations and Corporate Affairs
rob@abacusgm.com
(321) 290-1198
David Jackson – Managing Director of Investor Relations
david@abacusgm.com
(321) 299-0716
Abacus Global Management Public Relations
press@abacusgm.com